EZCORP Reports First Quarter Fiscal 2021 Results
Austin, Texas (February 3, 2021) — EZCORP, Inc. (NASDAQ: EZPW) today announced results for its first quarter ended December 31, 2020.
All amounts in this release are in conformity with U.S. generally accepted accounting principles ("GAAP") unless otherwise noted. Comparisons shown in this release are to the same period in the prior year unless otherwise noted.
CEO COMMENTARY AND OUTLOOK
Chief Executive Officer Jason Kulas stated, “We remain focused on strengthening and growing our core pawn business as we continue to strive to be our customers’ first and best choice for their short-term cash needs and for affordable pre-owned goods. The first quarter of fiscal 2021 was characterized by continuing growth in demand for pawn loans, building on the prior quarter’s inflection point, even as store expenses remained flat on a sequential basis. Pawn loans outstanding (PLO) ended the quarter at $148 million, up 13% on a sequential basis from $131 million at the end of September 2020, primarily reflecting continued efforts to enhance our value proposition to customers and the reduction of certain government stimulus programs. In the near term, the recently implemented second stimulus package has reduced demand for pawn loans and the upcoming tax refund season will likely further temporarily curb loan demand.
“Turning to our financial performance for the quarter, pawn service charges (PSC) and merchandise sales remained depressed relative to prior-year levels as we continue to work through rebuilding PLO following 2020 stimulus payments and other ongoing headwinds from the COVID-19 pandemic. Merchandise sales gross profits held steady on more effective inventory management. We remain on track to realize meaningful cost savings as a result of strategic initiatives we implemented last quarter and continued this quarter. Looking ahead, while store-level operating costs will rebuild as transaction activity increases, ongoing cost reduction and simplification efforts across the business generate operating leverage as revenue trends higher. Furthermore, we maintain a strong balance sheet with ample liquidity to continue to fund PLO growth, de novo store openings, and strategic inorganic growth opportunities, with an ongoing emphasis on generating strong returns on capital.
"We are there for our customers, with virtually all of our stores remaining open and with continued expansion of payment options. Moreover, we remain focused on enhancing our digital pawn servicing platform to broaden customer engagement and enhance the customer experience as we drive operating efficiencies. We also continue to leverage technology and data analytics across geographies to optimize pricing, productivity, and returns, and strengthen business development initiatives. Finally, building the most passionate and tenured store-level team in the industry remains one of our top priorities, with an ongoing focus on the health, safety, development, and retention of our team members through and beyond the pandemic."

RESULTS FOR FIRST QUARTER OF FISCAL 2021
•Diluted earnings per share was $0.08, compared to $0.02 in the prior-year quarter. On an adjusted basis1, diluted earnings per share was $0.13, down from $0.17 in the prior-year quarter. Income before taxes increased by $2.5 million to $5.5 million.
•Total revenues decreased $44.3 million or 20%, primarily due to a $21.2 million or 25% decrease in PSC and a $18.9 million or 15% decrease in merchandise sales.
•The decrease in PSC was due to a $47.7 million or 24% decrease in PLO. Pawn loan demand was significantly reduced in the third and fourth quarters of fiscal 2020 as a result of the impact of COVID-19 and the economic stimulus actions in the U.S. and constrained traffic in Latin America.
•Although merchandise sales decreased by $18.9 million, merchandise sales gross profit improved by 1%, driven by effective inventory management and less aged inventory leading to a 600 bps improvement in merchandise sales gross profit margin to 40%. The sales margin in the prior year quarter was negatively impacted by 260 bps due to greater sales volume of aged merchandise.
•On a sequential basis, total revenues increased $11.3 million or 7% to $178.1 million, largely driven by a 15% increase in PSC. The sequential increase in PSC was primarily due to a $16.5 million or 13% increase in the PLO balance to $147.9 million from the prior quarter.

•Continued focus on expense control drove total operating expenses down 15% to $99.4 million. The decrease in total operating expenses was primarily the result of a $10.0 million or 11% decrease in store expenses and a $6.3 million or 34% decrease in general and administrative expenses. The decrease in expenses is primarily due to cost cutting initiatives over the last 12 months (especially in the fourth quarter of fiscal 2020) and a continued focus on expense control.
•Net inventory was $95.0 million, down 49% year-over-year and 1% sequentially. Inventory turnover improved to 2.9x from 2.0x and on a sequential basis improved 4% from 2.8x.
•Cash and cash equivalents at the end of the quarter was $290.5 million, an increase of $147.3 million or 103% from the prior-year quarter due to the year-over-year reduction in earning assets. On a sequential basis, cash and cash equivalents decreased $14.1 million or 5%, due to the sequential increase in PLO.
CONSOLIDATED RESULTS
Three Months Ended December 31
in millions, except per share amounts

	As Reported		Adjusted[1]
	2020	2019	2020	2019

Total Revenues	$178.1	$222.4	$180.1	$222.4
Net Revenues	$108.4	$130.1	$109.5	$130.1
Income, Before Tax	$5.5	$3.0	$8.5	$13.7
Net Income	$4.3	$1.2	$7.4	$9.3
Diluted Earnings Per Share	$0.08	$0.02	$0.13	$0.17
EBITDA	$17.7	$15.2	$17.4	$22.9
•Total revenues decreased 20% to $178.1 million. PSC was down 25% to $63.5 million due to lower average PLO. On a sequential basis, PLO increased 13% from the prior quarter, compared to a 2% sequential decrease in the same period of the prior year.
•Net revenues were down 17% to $108.4 million.
•Consolidated merchandise sales gross profit increased 1% to $43.2 million.
•Consolidated store expenses decreased 11% primarily due to a reduction of expenses in line with reduced activity at the store level. Total pawn store count decreased by 11 stores or 1% since the end of the prior-year quarter. General and administrative expense decreased 34% to $12.5 million, due to a continued focus on expense control.
SEGMENT RESULTS
U.S. Pawn
•Total revenue was down 18% to $136.5 million, reflecting the impact of lower PLO driving a decrease in PSC revenue.
•PLO decreased 21% year-over-year to $121.9 million. On a sequential basis, PLO increased 15% compared to a 1% sequential decrease in the prior-year quarter, reflecting improved loan demand.
•PSC decreased 22% to $50.2 million as a result of lower average PLO for the quarter, offset by an increase in yield to 173% from 164%.
•Merchandise sales declined 14% to $82.3 million. Inventory turnover improved to 2.6x from 1.8x. Merchandise sales gross margin grew from 36% to 42%, above our targeted range. Aged general merchandise inventory improved to 3.4% from 6.7%.
•Net revenues decreased 14% to $85.6 million primarily due to lower PSC, partially offset by increased merchandise sales gross profit.
•Store expenses were down 9% to $62.1 million driven by a reduction in labor expense.

•Segment contribution decreased $7.8 million to $20.7 million as a result of the decrease in net revenue, partially offset by the reduction in store expenses.
Latin America Pawn
•Total revenue was down 25% to $41.6 million, reflecting the impact of lower PLO driving a decrease in PSC revenue.
•PLO decreased 36% year-over-year to $25.9 million. On a sequential basis, PLO increased 4% compared to a 3% sequential decrease in the prior-year quarter, reflecting improved loan demand.
•PSC decreased 36% to $13.3 million (down 32% to $13.9 million on a constant currency basis) as a result of lower average PLO for the quarter, offset by an increase in yield to 200% from 192% in the prior year.
•Merchandise sales declined 19% to $25.5 million (down 15% to $26.8 million on a constant currency basis), but merchandise sales gross margin was 35%, up from 28%. Inventory turnover improved to 3.8x from 2.7x. Aged general merchandise inventory increased to 9.4% from 8.5%.
•Net revenues decreased 24% to $22.7 million (down 20% to $23.8 million on a constant currency basis) primarily due to lower PSC.
•Store expenses were down 14% to $17.2 million driven by a reduction in labor expense.
•Segment contribution for the quarter was $5.0 million ($5.0 million on a constant currency basis), compared to a contribution of $8.1 million in the prior year quarter, primarily reflecting lower net revenues offset by improvement in store expenses.
•Latin America Pawn added two de novo stores in the quarter. New store openings typically pressure earnings in the short term as they ramp up, but drive higher profitability over time.
FORM 10-Q
EZCORP’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020 has been filed with the Securities and Exchange Commission and is available in the Investor Relations section of the Company’s website at http://investors.ezcorp.com.
CONFERENCE CALL
EZCORP will host a conference call on Thursday, February 4, 2021, at 7:00 am Central Time to discuss fiscal first quarter results. Analysts and institutional investors may participate on the conference call by dialing (877) 407-0789, Conference ID: 13715451, or internationally by dialing (201) 689-8562. The conference call will be webcast simultaneously to the public through this link: http://investors.ezcorp.com/. A replay of the conference call will be available online at http://investors.ezcorp.com/ shortly after the end of the call.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn loans in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn lending operations and pre-owned merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P 1000 Index and Nasdaq Composite Index.

FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with the COVID-19 pandemic. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220

1”Adjusted” basis, which is a non-GAAP measure, excludes certain items. “Constant currency” basis, which is a non-GAAP measure, excludes the impact of foreign currency exchange rate fluctuations. “Free cash flow,” which is a non-GAAP measure, includes certain adjustments to cash flow from operating activities.

For additional information about these calculations, as well as a reconciliation to the most comparable GAAP financial measures, see “Non-GAAP Financial Information” at the end of this release.

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
(in thousands, except per share amount)	2020	2019

Revenues:
Merchandise sales	$107,783	$126,728
Jewelry scrapping sales	6,759	9,528
Pawn service charges	63,489	84,725
Other revenues	104	1,454
Total revenues	178,135	222,435
Merchandise cost of goods sold	64,543	84,076
Jewelry scrapping cost of goods sold	5,202	7,754
Other cost of revenues	—	536
Net revenues	108,390	130,069
Operating expenses:
Store expenses	79,309	89,275
General and administrative	12,510	18,839
Depreciation and amortization	7,572	7,733
(Gain) loss on sale or disposal of assets and other	(22)	744
Total operating expenses	99,369	116,591
Operating income	9,021	13,478
Interest expense	5,455	5,329
Interest income	(821)	(843)
Equity in net (income) loss of unconsolidated affiliates	(516)	5,897
Other (income) expense	(599)	98
Income before income taxes	5,502	2,997
Income tax expense	1,203	1,759
Net income	$4,299	$1,238

Basic earnings per share	$0.08	$0.02
Diluted earnings per share	$0.08	$0.02

Weighted-average basic shares outstanding	55,361	55,666
Weighted-average diluted shares outstanding	55,428	55,687

EZCORP, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,		September 30,
(in thousands, except share and per share amounts)	2020	2019	2020

Assets:
Current assets:
Cash and cash equivalents	$290,450	$143,141	$304,542
Restricted cash	8,011	—	8,011
Pawn loans	147,852	195,586	131,323
Pawn service charges receivable, net	24,825	32,250	20,580
Inventory, net	94,980	187,369	95,891
Notes receivable, net	—	7,450	—
Prepaid expenses and other current assets	32,824	36,142	32,903
Total current assets	598,942	601,938	593,250
Investments in unconsolidated affiliates	31,773	29,272	32,458
Property and equipment, net	55,204	65,246	56,986
Lease right-of-use asset	177,308	225,950	183,809
Goodwill	258,453	301,282	257,582
Intangible assets, net	58,794	68,995	58,638
Notes receivable, net	1,156	1,124	1,148
Deferred tax asset, net	10,000	2,123	8,931
Other assets	5,534	5,012	4,221
Total assets	$1,197,164	$1,300,942	$1,197,023

Liabilities and equity:
Current liabilities:
Current maturities of long-term debt, net	$213	$215	$213
Accounts payable, accrued expenses and other current liabilities	67,777	51,621	71,504
Customer layaway deposits	9,904	12,548	11,008
Lease liability	45,351	48,052	49,742
Total current liabilities	123,245	112,436	132,467
Long-term debt, net	254,322	241,209	251,016
Deferred tax liability, net	172	2,119	524
Lease liability	143,620	186,352	153,040
Other long-term liabilities	11,303	7,226	10,849
Total liabilities	532,662	549,342	547,896
Commitments and Contingencies
Stockholders’ equity:
Class A Non-voting Common Stock, par value $0.01 per share; shares authorized: 100 million; issued and outstanding: 52,628,588 as of December 31, 2020; 52,886,122 as of December 31, 2019; and 52,332,848 as of September 30, 2020	526	529	521
Class B Voting Common Stock, convertible, par value $0.01 per share; shares authorized: 3 million; issued and outstanding: 2,970,171	30	30	30
Additional paid-in capital	398,269	407,440	398,475
Retained earnings	322,468	389,928	318,169
Accumulated other comprehensive loss	(56,791)	(46,327)	(68,068)
Total equity	664,502	751,600	649,127
Total liabilities and equity	$1,197,164	$1,300,942	$1,197,023

EZCORP, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2020	2019

Operating activities:
Net income	$4,299	$1,238
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,572	7,733
Amortization of debt discount and deferred financing costs	3,329	3,229
Amortization of lease right-of-use asset	11,504	11,474
Accretion of notes receivable discount and deferred compensation fee	—	(275)
Deferred income taxes	(1,421)	10
Impairment of goodwill and intangible assets	—	—
Other adjustments	(167)	1,298
Provision for inventory reserve	(1,510)	329
Stock compensation expense	524	1,695
Equity in net (income) loss of unconsolidated affiliates	(516)	5,897
Changes in operating assets and liabilities:
Service charges and fees receivable	(4,034)	(355)
Inventory	1,323	(1,921)
Prepaid expenses, other current assets and other assets	(713)	(9,649)
Accounts payable, accrued expenses and other liabilities	(23,460)	(29,966)
Customer layaway deposits	(1,311)	(467)
Income taxes	68	(1,188)
Net cash used in operating activities	(4,513)	(10,918)
Investing activities:
Loans made	(142,936)	(187,362)
Loans repaid	77,116	109,623
Recovery of pawn loan principal through sale of forfeited collateral	53,981	76,515
Capital expenditures, net	(3,223)	(5,574)
Net cash used in investing activities	(15,062)	(6,798)
Financing activities:
Taxes paid related to net share settlement of equity awards	(730)	(1,395)
Payout of deferred consideration	—	(175)
Proceeds from borrowings, net of issuance costs	—	(109)
Payments on borrowings	(53)	(292)
Repurchase of common stock	—	(963)
Net cash used in financing activities	(783)	(2,934)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	6,266	1,349
Net decrease in cash, cash equivalents and restricted cash	(14,092)	(19,301)
Cash, cash equivalents and restricted cash at beginning of period	312,553	162,442
Cash, cash equivalents and restricted cash at end of period	$298,461	$143,141

Supplemental disclosure of cash flow information
Cash and cash equivalents	$290,450	$143,141
Restricted cash	8,011	—
Total cash and cash equivalents and restricted cash	$298,461	$143,141

Non-cash investing and financing activities:
Pawn loans forfeited and transferred to inventory	$50,921	$82,878

EZCORP, Inc.
OPERATING SEGMENT RESULTS
(Unaudited and in thousands)

	Three Months Ended December 31, 2020
(in thousands)	U.S. Pawn	Latin America Pawn	Other International	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$82,253	$25,530	$—	$107,783	$—	$107,783
Jewelry scrapping sales	4,004	2,755	$—	6,759	—	6,759
Pawn service charges	50,220	13,269	$—	63,489	—	63,489
Other revenues	22	7	$75	104	—	104
Total revenues	136,499	41,561	$75	178,135	—	178,135
Merchandise cost of goods sold	48,059	16,484	$—	64,543	—	64,543
Jewelry scrapping cost of goods sold	2,844	2,358	$—	5,202	—	5,202
Other cost of revenues	—	—	$—	—	—	—
Net revenues	85,596	22,719	$75	108,390	—	108,390
Segment and corporate expenses (income):
Store expenses	62,092	17,217	$—	79,309	—	79,309
General and administrative	—	—	$—	—	12,510	12,510
Depreciation and amortization	2,736	1,860	$—	4,596	2,976	7,572
Loss (gain) on sale or disposal of assets and other	27	(101)	$—	(74)	52	(22)
Interest expense	—	—	$—	—	5,455	5,455
Interest income	—	(764)	$—	(764)	(57)	(821)
Equity in net income of unconsolidated affiliates	—	—	$(516)	(516)	—	(516)
Other (income) expense	—	(455)	$(210)	(665)	66	(599)
Segment contribution	$20,741	$4,962	$801	$26,504
Income (loss) before income taxes				$26,504	$(21,002)	$5,502

	Three Months Ended December 31, 2019
(in thousands)	U.S. Pawn	Latin America Pawn	Other International	Total Segments	Corporate Items	Consolidated

Revenues:
Merchandise sales	$95,354	$31,374	$—	$126,728	$—	$126,728
Jewelry scrapping sales	6,117	3,411	—	9,528	—	9,528
Pawn service charges	64,090	20,635	—	84,725	—	84,725
Other revenues	36	25	1,393	1,454	—	1,454
Total revenues	165,597	55,445	1,393	222,435	—	222,435
Merchandise cost of goods sold	61,364	22,712	—	84,076	—	84,076
Jewelry scrapping cost of goods sold	4,755	2,999	—	7,754	—	7,754
Other cost of revenues	—	—	536	536	—	536
Net revenues	99,478	29,734	857	130,069	—	130,069
Segment and corporate expenses (income):
Store expenses	68,059	19,983	1,233	89,275	—	89,275
General and administrative	—	—	—	—	18,839	18,839
Impairment of goodwill, intangible and other assets	—	—	—	—	—	—
Depreciation and amortization	2,865	1,889	34	4,788	2,945	7,733
Loss on sale or disposal of assets and other	—	28	—	28	716	744
Interest expense	—	28	170	198	5,131	5,329
Interest income	—	(388)	—	(388)	(455)	(843)
Equity in net loss of unconsolidated affiliates	—	—	5,897	5,897	—	5,897
Other expense (income)	—	67	(1)	66	32	98
Segment contribution (loss)	$28,554	$8,127	$(6,476)	$30,205
Income (loss) before income taxes				$30,205	$(27,208)	$2,997

EZCORP, Inc.
STORE COUNT ACTIVITY
(Unaudited)

	Three Months Ended December 31, 2020
	U.S. Pawn	Latin America Pawn	Consolidated

As of September 30, 2020	505	500	1,005
New locations opened	—	2	2
As of December 31, 2020	505	502	1,007

	Three Months Ended December 31, 2019
	U.S. Pawn	Latin America Pawn	Other International	Consolidated

As of September 30, 2019	512	480	22	1,014
New locations opened	—	4	—	4
As of December 31, 2019	512	484	22	1,018
Non-GAAP Financial Information (Unaudited)
In addition to the financial information prepared in conformity with accounting principles generally accepted in the United States ("GAAP"), we provide certain other non-GAAP financial information on a constant currency ("constant currency") and adjusted basis. We use constant currency results to evaluate our Latin America Pawn operations, which are denominated primarily in Mexican pesos and other Latin American currencies. We believe that presentation of constant currency and adjusted results is meaningful and useful in understanding the activities and business metrics of our operations and reflect an additional way of viewing aspects of our business that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting our business. We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. We use this non-GAAP financial information primarily to evaluate and compare operating results across accounting periods.
Readers should consider the information in addition to, but not instead of or superior to, our financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Constant currency results reported herein are calculated by translating consolidated balance sheet and consolidated statement of operations items denominated in local currency to U.S. dollars using the exchange rate from the prior-year comparable period, as opposed to the current period, in order to exclude the effects of foreign currency rate fluctuations. We used the end-of-period rate for balance sheet items and the average closing daily exchange rate on a monthly basis during the appropriate period for statement of operations items. The end-of-period and approximate average exchange rates for each applicable currency as compared to U.S. dollars as of and for the three months ended December 31, 2020 and 2019 and September 30, 2020 and 2019 were as follows:

	December 31,		Three Months Ended December 31,		September 30,		Three Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019

Mexican peso	19.9	18.9	20.5	19.2	21.6	19.7	22.1	19.4
Guatemalan quetzal	7.6	7.5	7.6	7.5	7.6	7.6	7.5	7.5
Honduran lempira	23.8	24.4	24.1	24.3	24.3	24.2	24.3	24.1
Peruvian sol	3.6	3.3	3.6	3.3	3.5	3.4	3.5	3.3
Our statement of operations constant currency results reflect the monthly exchange rate fluctuations and so are not directly calculable from the above rates. Constant currency results, where presented, also exclude the foreign currency gain or loss.

Miscellaneous Non-GAAP Financial Measures

	2021 Q1	2020 Q1

	(in millions)
Net income	$4.3	$1.2
Interest expense	5.4	5.3
Interest income	(0.8)	(0.8)
Income tax expense	1.2	1.8
Depreciation and amortization	7.6	7.7
EBITDA	$17.7	$15.2

	Total Revenues	Net Revenues	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2021 Q1 Reported	$178.1	$108.4	$5.5	$1.2	$4.3	$0.08	$17.7

Contract termination costs	—	—	(0.4)	(0.1)	(0.3)	(0.01)	(0.4)
Non cash interest	—	—	3.3	—	3.3	0.06	—
Other adjustments	—	—	0.1	—	0.1	—	0.1
Constant currency impact	2.0	1.1	—	—	—	—	—

2021 Q1 Adjusted	$180.1	$109.5	$8.5	$1.1	$7.4	$0.13	$17.4

	Total Revenues	Net Revenues	Income Before Tax	Tax Effect	Net Income	Diluted EPS	EBITDA

2020 Q1 Reported	$222.4	$130.1	$3.0	$1.8	$1.2	$0.02	$15.2

Impact on CCV earnings from litigation settlement	—	—	7.1	2.1	5.0	0.09	7.1
Termination of non-core software project	—	—	0.6	0.1	0.5	0.01	0.6
Non cash interest	—	—	3.0	0.4	2.6	0.05	—
Constant currency impact	—	—	—	—	—	—	—

2020 Q1 Adjusted	$222.4	$130.1	$13.7	$4.4	$9.3	$0.17	$22.9

2021 Q1:	U.S. Dollar Amount	Percentage Change YOY

	(in millions)
Consolidated revenue (three months ended December 31, 2020)	$178.1	(20)%
Currency exchange rate fluctuations	2.0
Constant currency consolidated revenue (three months ended December 31, 2020)	$180.1	(19)%

Consolidated net revenue (three months ended December 31, 2020)	$108.4	(17)%
Currency exchange rate fluctuations	$1.1
Constant currency consolidated net revenue (three months ended December 31, 2020)	$109.5	(16)%

Consolidated net inventory	$95.0	(49)%
Currency exchange rate fluctuations	$0.7
Constant currency consolidated net inventory	$95.7	(49)%

Latin America Pawn net revenue (three months ended December 31, 2020)	$22.7	(24)%
Currency exchange rate fluctuations	$1.1
Constant currency Latin America Pawn net revenue (three months ended December 31, 2020)	$23.8	(20)%

Latin America Pawn PLO	$25.9	(36)%
Currency exchange rate fluctuations	$1.1
Constant currency Latin America Pawn PLO	$27.0	(33)%

Latin America Pawn PSC revenues (three months ended December 31, 2020)	$13.3	(36)%
Currency exchange rate fluctuations	$0.6
Constant currency Latin America Pawn PSC revenues (three months ended December 31, 2020)	$13.9	(32)%

Latin America Pawn merchandise sales (three months ended December 31, 2020)	$25.5	(19)%
Currency exchange rate fluctuations	$1.3
Constant currency Latin America Pawn merchandise sales (three months ended December 31, 2020)	$26.8	(15)%

Latin America Pawn segment profit before tax (three months ended December 31, 2020)	$5.0	(39)%
Currency exchange rate fluctuations	$—
Constant currency Latin America Pawn segment profit before tax (three months ended December 31, 2020)	$5.0	(38)%